Exhibit 99.1

Cellular Biomedicine Group Completes Acquisition of CD40LGVAX Vaccine

SHANGHAI, China and PALO ALTO, Calif., June 29, 2015/GlobeNewswire/ Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biomedicine firm engaged in the development of new treatments for degenerative and cancerous diseases, today announced it has completed the previously announced acquisition of Blackbird Bio Finance and University of South Florida’s ("Licensor") next generation GVAX vaccine’s (“CD40LGVAX”) related technologies and technical knowledge. With the close of this acquisition, management believes that the Company will be able to offer comprehensive immuno-oncology cell therapy portfolios, as well as a broad set of options for patients.

Dr. William (Wei) Cao, Chief Executive Officer of CBMG, commented: “We are extremely pleased with this strategic acquisition which strengthens our cancer immunotherapy vaccine and vaccine combination technology platform. This inroad into the U.S. market is a significant strategic milestone for the Company and we look forward to seeking approval to conduct international clinical trials with leading medical centers.”

Under the terms of the agreement, CBMG will pay an initial consideration of $2.5 million in cash and up to $1.75 million in shares of the Company’s Common Stock which is based on the 20-day volume weighted average price (“VWAP”) of the Company's Common Stock on the closing date of June 29, 2015. As a licensee of CD40LGVAX, the Company could pay potentially more than $25M in future milestone and sales royalty payments to the Licensor. Additional information can be found in the Form 8-K filed by Cellular Biomedicine Group with the Securities and Exchange Commission on June 12, 2015.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers. Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of six independent cell production lines, is designed, certified and managed according to U.S. standards. To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 646 284-9427
vivian.chen@grayling.com

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com